                                                                   EXHIBIT 10.12

                             EMPLOYMENT AGREEMENT

                                    BETWEEN

                 FINE.COM CORPORATION AND TREVOR F. A. BRANNAN.

     The purpose of this Agreement is to confirm the terms of the employment relationship between FINE.COM CORPORATION ("Employer"), and TREVOR F. A. BRANNAN ("Employee").

1. TERM OF AGREEMENT. Employer and Employee agree that the Employee will be employed by Employer beginning February 23, 1998, until February 22, 2001, unless employment is sooner terminated as provided herein.

2. POSITION AND DUTIES. Employer and Employee agree that Employee will be employed as Senior Vice President/General Counsel, and that, in this capacity, Employee's responsibilities will include, but are not limited to:

Responsible for effectively planning, directing and coordinating all activities of investor relations, mergers and acquisitions and legal counsel. Directly accountable to the Chief Executive Officer for the performance of responsibilities related to investor relations programs, mergers and acquisitions activities, and legal representation matters of the corporation. Provides reports or verbal briefings as requested by the CEO, CFO, COO or the board of directors. Primarily responsibility falls into three main areas: 1) managing the investor relations activity of the company; 2) supervision and closing off all acquisitions and mergers; 3) acting as corporate counsel, overseeing all legal affairs.

It is understood that from time to time Employee may be assigned other duties or titles in addition to or in lieu of those described above and that Employee's responsibilities may be modified at any time by Employer in order to accommodate the needs of Employer.

     2.1 Employee agrees to devote his full-time efforts to his duties with Employer and further agrees that Employee will not directly or indirectly engage or participate in any activities while employed with Employer that would conflict with the best interests of Employer.

     2.2 Employee's obligation to devote his full time, attention and energy to the business of Employer shall not be construed as preventing Employee from investing his assets so long as any such investment will not require any services on the part of Employee in the operation of the affairs of the company(ies) or business(es) in which such investment(s) is (are) made.

3. EMPLOYER'S REIMBURSEMENTS. Employer agrees to reimburse Employee for all reasonable business expenses incurred by Employee while on Employer's business, in accordance with Employer's polices as may be in effect from time to time. Employee shall maintain such records as will be necessary to enable Employer to properly deduct such items as business expenses when computing Employer's federal income tax.

4.   COMPENSATION.

     4.1 SALARY. For all services rendered by Employee under this Agreement, Employer shall pay Employee an annual salary of $85,000 for the first year hereunder, $90,000 for the second year, and $95,000 for the third and final year of the term hereof. Employee shall be paid this salary in equal periodic installments consistent with Company's normal payroll procedures, minus all lawful and agreed upon payroll deductions. Employee shall also be eligible for annual performance bonuses, as determined in the sole and absolute discretion of Employer's Board of Directors.

     4.2 OPTION GRANT. Employee shall also be granted, upon the commencement of his employment and subject to approval or ratification of Employer's Board of Directors, a stock option to purchase 30,000 shares of Common Stock of Employer, and upon completion of the first year of employment and subject to approval or ratification of Employer's Board of Directors, an additional stock option to purchase 10,000 shares of Common Stock of Employer (the "Option Grant"). The exercise price, vesting schedule and other terms and provisions of the Option Grant shall be as reflected in Employer's standard form Stock Option Agreement and the terms and provisions of Employer's then current Stock Option Plan for employees.

     4.3 MOVING EXPENSES. In connection with Employee's relocation to the Seattle, Washington area, Employer shall reimburse Employee for the direct out of pocket costs of moving the usual and customary household goods of Employee and Employee's immediate household family, up to an amount not to exceed fifteen hundred dollars and 00/100 cents ($1,500.00). Employer shall also provide Employee with an additional allowance, of up to fifteen hundred dollars and 00/100 cents ($1,500.00), in connection with the transfer of Employee's work visa.

     4.4 OTHER COMPENSATION. Employee shall also receive a parking space, a cellular phone subsidy, and a car allowance in the amount of $200 per month.

5.   OTHER AGREEMENTS.

     5.1 PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. Concurrent with the execution of this Agreement, Employee also executes and hereby delivers a Proprietary Information and Inventions Agreement.

     5.2 COVENANT NOT TO COMPETE. In view of the unique value to Employer of Employee's services, during his employment with Employer, and for a period of six (6) months after termination of his employment, Employee will not directly or indirectly: (a) as principal, owner, employee, or agent, engage in any business that either (i) involves Internet, Intranet or Extranet based products and services using relational database techniques and database compilation techniques or (ii) competes with the business of Employer, as such business may have existed or planned at any time during Employee's employment with Employer;
(b) solicit for employment or employ any employee of Employer; and (c) solicit business from clients of Employer.

6. FRINGE BENEFITS. Employer and Employee agree that during the term of this Agreement, Employee shall be entitled to participate in all fringe benefits and incentive compensation plans as may be authorized and adopted from time to time by the Employer for the benefit of employees generally and for which Employee is eligible.

7. VACATION. Employee shall be entitled to 10 days paid vacation per calendar year. Such time shall be accounted for pursuant and subject to Employer's vacation policies of general applicability.

8. CONFIDENTIAL INFORMATION. It is understood and agreed that as a result of Employee's employment hereunder, Employee will be acquiring and making use of confidential information about Employer's business as well as financial information. Employee agrees that he will respect the confidences of Employer and will not at any time during or within one (1) year following the period of his employment hereunder, directly or indirectly divulge or disclose for any purpose whatsoever or use for his own benefit, any confidential information that has been obtained by or disclosed to Employee as a result of his employment hereunder. "Confidential information" as used herein does not include information that is in the public domain and information received by Employee from third parties who have the right to disseminate the information. The covenant of this Section 8 is in addition to and in no way qualifies or limits the terms of Proprietary Information and Inventions Agreement referred to in
Section 5.1 above.

9. TERMINATION. This Agreement shall be terminated upon the occurrence of any one of the following events:

     9.1  Death of Employee or legal inability to perform his duties hereunder.

     9.2 If Employee shall have been incapacitated from illness, accident or other disability and unable to perform his normal duties hereunder for a cumulative period of three (3) months in any period of six (6) consecutive months, upon Employer or Employee giving the other party not less than thirty
(30) days' written notice. In the event of such termination, Employee shall be entitled to all benefits due Employee under any accident, sickness, disability, health or hospitalization plan or insurance policy of Employer, if any, then in effect.

     9.3  Expiration of this Agreement or any renewal or extension thereof.

     9.4 By Employee, upon Employer receiving ninety (90) days' notice as provided in Section 11.3 of this Agreement.

     9.5 By Employer for cause. For purposes of this subsection, "cause" includes the following:

     (a) Breach by Employee of any material provision of this Agreement, which breach is not cured within thirty (30) days notice as provided in Section
     11.3 of this Agreement;

     (b) Material violation by Employee of any statutory or common law duty of loyalty to Employer; or

     (c) Personal or professional conduct of Employee, which, in the reasonable and good faith judgment of Employer, after a thorough investigation, injures or tends to injure the reputation of Employer or otherwise adversely affects the interests of Employer. Such conduct may include, but is not limited to, dishonesty, chronic absenteeism, alcoholism, drug addiction, and conviction of a felony or misdemeanor involving moral turpitude.

     9.6 Upon the cessation of business by Employer; provided, however, that the confidentiality provisions contained in Section 8 of this Agreement and the provisions of the Proprietary Information and Inventions Agreement referred to in Section 5 above shall continue in full force and effect according to its terms.

     9.7  Upon the voluntary retirement of Employee.

10. EFFECT OF TERMINATION. Upon termination of Employee's employment, Employer agrees to pay Employee all salary or other remuneration which is due and owing to Employee as of the date of termination, less legal deductions or offsets Employee may owe to Employer for such items as salary advances or loans. Employee agrees that his signature on this Agreement constitutes his authorization for all such deductions. Employee agrees to return all of Employer's property of any kind which may be in Employee's possession. In the event of termination of this Agreement, the terms and provisions of this Agreement shall also terminate, with the exception of the confidentiality provision contained in Section 8 and the provisions of the Noncompetition Agreement of Section 5.2 and the Proprietary Information and Inventions Agreement referred to in Section 5.1 above. Such provisions shall continue in full force and effect according to their terms.

11.  CONSTRUCTION OF AGREEMENT.

     11.1 ESSENTIAL TERMS AND MODIFICATION OF AGREEMENT. It is understood and agreed that the terms and conditions described in this Agreement and the agreements expressly referenced herein constitute the essential terms and conditions of the employment arrangement between Employer and Employee, all of which have been voluntarily agreed upon. Employer and Employee agree that there are no other essential terms or conditions of the employment relationship that are not described or referenced within this Agreement, and that any change in the essential terms and conditions of this Agreement or any such referenced agreement will be written down in a supplemental agreement which shall be signed by both Employer and Employee before it is effective.

     11.2 SEVERABILITY. If any term, covenant, condition or provision of this Agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions hereof shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law.

     11.3 NOTICES. Any notice hereunder shall be sufficient if in writing and delivered to the party or sent by certified mail, return receipt requested and addressed as follows:

     (a)  If to Employer:  fine.com Corporation
                           1118 Post Avenue
                           Seattle, WA 98101-2915
                           Attn:  Jim Chamberlin, CFO

     (b)  If to Employee:  Trevor Brannan
                           163 N. Narengo Avenue, #101
                           Pasadena, CA  99101

Either party may change the address herein specified by giving to the other, written notice of such change.

     11.4 GOVERNING LAW. This Agreement is made and shall be construed and performed under the laws of the State of Washington.

     11.5 WAIVER OF AGREEMENT. The waiver by Employer of a breach of any provision of this Agreement by Employee shall not operate or be construed as a waiver by Employer of any subsequent breach by Employee.

     11.6 CAPTIONS. The captions and headings of the Sections of this Agreement are for convenience and reference only and are not to be used to interpret or define the provisions hereof.

     11.7  ASSIGNMENT AND SUCCESSORS.  The rights and obligations of
Employer under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of Employer. The rights and obligations of Employee hereunder are nonassignable. Employer may assign its rights and obligations to any entity in which Employer or a company affiliated to Employer, has a majority ownership interest.

     11.8 CONTINGENCY. This Agreement is predicated on the understanding that Employee is at all times hereunder legally permitted to work at the position described herein, and reside, in the United States of America. Notwithstanding anything in this Agreement to the contrary, this Agreement shall be of no force or effect, and Employer shall not be obligated in any way hereunder, if and to the extent that Employee does not demonstrate, to Employer's reasonable satisfaction or in furtherance of Employer's requirements under laws, that Employee is so permitted.

     DATED this ________ day of February, 1998.

EMPLOYEE:                               EMPLOYER:

Trevor F. A. Brannan                    fine.com Corporation

/s/ Trevor F. A. Brannan                /s/ James P. Chamberlin
----------------------------------      ----------------------------------
Trevor F. A. Brannan                    By  James P. Chamberlin
                                           -------------------------------
                                           Its:  CFO
                                                --------------------------